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John Hourigan

NCR Corporation

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john.hourigan@ncr.com

For Release on October 3, 2003

NCR Names James M. Ringler to its Board of Directors

Long-standing director David R. Holmes retires from NCR board

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced the election of James (Jim) M. Ringler, vice chairman of Illinois Tool Works Inc. (NYSE: ITW), to its board of directors, effective Nov. 1, 2003.

“We are delighted to have Jim join our board of directors. We look forward to benefiting from his track record of creating value for customers in multiple industries and his expertise in leveraging manufacturing and development practices to drive quality, productivity and innovation,” said Lars Nyberg, chairman of NCR.

Prior to joining Illinois Tool Works, a $10 billion diversified manufacturer of highly engineered components and industrial systems, Ringler was chairman, president and chief executive officer of Premark International, Inc. Premark merged with Illinois Tool Works in November, 1999.

He also serves on the boards of Dow Chemical Company, Autoliv Inc., Corn Products International, Inc., and FMC Technologies, Inc. Ringler holds a B.S. in business administration and an M.B.A. from New York State University.

Additionally, NCR today announced the retirement of David R. Holmes from its board of directors, effective immediately. Holmes joined the NCR board in January of 1997 as the company returned to independence following its acquisition by AT&T in 1991. During his more

-more-

than six years of service, Holmes has served as a member of the audit and compensation committees.

Commenting on his retirement, Holmes said, “Over the past two years I have continued to review my business commitments in order to increase time for my family and other personal pursuits. As we have successfully worked through the company’s recent CEO transition, I believe this is the right point in time to make the change.” Mark Hurd was appointed NCR’s chief executive officer (CEO) in March of this year.

Holmes retired as chairman of The Reynolds and Reynolds Company in January of 2002 following a 17-year career. He joined Reynolds in 1984 and served as president and CEO from 1989 until 1999.

“We have valued David’s input and contributions to the board and thank him for his many years of service to NCR and the Dayton community,” said Nyberg.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship Technology™ solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs 29,500 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.